Exhibit 99.1

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Vaccinogen Promotes Peter Morsing, Ph.D. to Chief Operating Officer

Dr. Morsing to Lead Vaccinogen’s Clinical, Logistical, Manufacturing and Business Development Activities

Baltimore, MD November 4, 2015 - Vaccinogen, Inc. (OTC.QB: VGEN), a cancer immunotherapy development company, today announced the promotion of Peter Morsing, Ph.D., to the position of Chief Operating Officer (COO). Dr. Morsing previously served as Vaccinogen’s Global Head of Business Development & Strategy and is one of five Ph.D.’s that has joined the senior ranks of Vaccinogen in the last 13 months.

As COO, Dr. Morsing will oversee Vaccinogen’s clinical, logistical, manufacturing and business development activities, as well as manage the Company’s Ireland Research Centre in Dublin. Importantly, Dr. Morsing will be responsible for managing Vaccinogen’s ACTIVE Phase IIIb OncoVAX® clinical trial, its human antibody program (HuMabs), and the integration of DiCAST, the high throughput, single-cell screening analysis system which Vaccinogen recently negotiated an exclusive option agreement to acquire from Dublin City University.

Andrew L. Tussing, Chairman and Chief Executive Officer of Vaccinogen, stated, “Since joining Vaccinogen in January, Peter has been instrumental in re-shaping Vaccinogen in an effort to capitalize on the significant value potential of our OncoVAX® and HuMabs programs, while unlocking new growth opportunities for the Company, such as the option agreement for DiCAST. Promoting Peter to Chief Operating Officer is at once a recognition of his significant accomplishments and, at the same time, a realization that his combination of business and scientific expertise is perfectly suited for successfully managing the many facets of our rapidly growing company.”

Dr. Morsing added, “Vaccinogen is poised to capitalize on several initiatives that not only have the potential to transform the Company but also upend the pharmaceutical industry. I greatly welcome the opportunity to work with Andrew and the leadership team to implement the strategic plan for Vaccinogen, which begins with OncoVAX®, our late-stage immunotherapy asset, and extends to our HuMabs and DiCAST programs, both of which hold significant promise on their own and to potential future partners.”

Since joining Vaccinogen in January 2015 as Global Head of Business Development & Strategy, Dr. Morsing has led internal and external efforts designed to build value behind Vaccinogen’s assets while targeting opportunities to enhance the Company’s growth potential. Among his many accomplishments, Dr. Morsing was instrumental in pursuing and securing the option agreement for DiCAST and establishing the Company’s Ireland Research Centre.

Dr. Morsing brings almost 20 years of pharmaceutical and business development experience to the Vaccinogen leadership team. Previously, he held roles of increasing responsibility with AstraZeneca, where he most recently served as Search and Evaluation Director and was responsible for the identification and evaluation of novel therapeutic approaches to treat cardiovascular and metabolic diseases. Also during his tenure with AstraZeneca, he was Licensing Director, Strategic Partnering and Business Development, leading global teams in the evaluation of external therapeutic licensing opportunities specializing in diabetes and obesity. Prior to these positions, Dr. Morsing served as Portfolio Manager for the Second Swedish National Pension Fund where he was responsible for evaluating and managing investments in the pharmaceutical and biotechnology sectors. He holds a Ph.D. in Medical Science from Lund University in Sweden and formerly held academic appointments at Gothenburg University, the University of North Carolina at Chapel Hill, and Lund University. He also served as a Postdoctoral Fellow at Yale University.

About Vaccinogen, Inc.

Vaccinogen, Inc. is a cancer vaccine company planning to clinically test OncoVAX®, a treatment designed to prevent the recurrence of stage II colon cancer and potentially other solid tumors. It is a patented process that leverages a patient's own live tumor cells to launch a broad immune response against minimal residual disease. Vaccinogen believes that OncoVAX®, at an optimal dose and regimen, is the first colon cancer vaccine to demonstrate effectiveness in preventing cancer recurrence after surgical resection by addressing the diversity of cancer cells inherent to each patient's tumor. Five clinical studies of OncoVAX®, including a statistically significant phase III trial with the optimum dose and regimen, have been completed. Vaccinogen expects to begin enrolling patients in a pivotal phase IIIb trial under a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA) once adequate funding is obtained. Vaccinogen has also secured an option agreement to acquire a high-throughput, single-cell screening and analysis system known as DiCAST, which the company expects to use to screen patient-derived biological samples in order to accelerate its human monoclonal antibody (HuMab) program for the development of next-generation cancer vaccines and immunotherapies. More information is available at www.vaccinogeninc.com.

Forward Looking Statement
Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates", "believe", "plan", "intend", "expect", "likely", "may", "should", "will" and similar references to future periods. Vaccinogen has based these forward-looking statements largely on its expectations and projections about future events and trends affecting the financial condition and/or operating results of our business. Forward-looking statements involve risks and uncertainties; particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and the risks associate with the company’s continuing efforts to obtain adequate funding to pursue its goals. In addition, these forward-looking statements involve risks and uncertainties outlined in our most recent periodic reports filed with the Securities and Exchange Commission. There are important factors that could cause actual results to be substantially different from the results expressed or implied by these forward-looking statements. Therefore, you should not rely on these forward-looking statements. Vaccinogen does not undertake any obligation to update this forward-looking information

Media / Investor Contacts:
Jason Rando /Joshua Drumm, Ph.D. Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com jdrumm@tiberend.com